As filed with the Securities and Exchange Commission on April 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCTEL CORP.

(Exact name of registrant as specified in its charter)

Delaware	98-0181725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Global House Bailey Lane Manchester United Kingdom	M90 4AA
(Address of Principal Executive Offices)	(Zip Code)

Octel Corp. Performance Related Stock Option Plan (as amended February 24, 2004)

Octel Corp. Company Share Option Plan (as amended May 12, 2004)

Octel Corp. Non-Employee Directors’ Stock Option Plan (as amended February 24, 2004)

Octel Corp. Savings Related Share Option Scheme (as amended May 12, 2004)

2004 Octel Corp. Non Employee Directors’ Plan

2004 Octel Corp. Executive Co-Investment Plan

Octel Corp.

200 Executive Drive

Newark, Delaware 19702

U.S.A.

Telephone Number: (302) 454-8100 (US)

011-44-161-498-8889 (UK)

Copy to:

David Patrick Eich

Kirkland & Ellis International LLP

Tower 42

25 Old Broad Street

London EC2N 1HQ

United Kingdom

+44 20 7816 8700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common stock, par value $0.01 per share, reserved for issuance under the Octel Corp. Performance Related Stock Option Plan (as amended February 24, 2004)	560,000 shares	$20.30	$11,368,000	$1,338.01
Common stock, par value $0.01 per share, reserved for issuance under the Octel Corp. Company Share Option Plan (as amended May 12, 2004)	93,000 shares	$20.30	$1,887,900	$222.21
Common stock, par value $0.01 per share, reserved for issuance under the Octel Corp. Non-Employee Directors’ Stock Option Plan (as amended February 24, 2004)	50,000 shares	$20.30	$1,015,000	$119.47
Common stock, par value $0.01 per share, reserved for issuance under the Octel Corp. Savings Related Share Option Scheme (as amended May 12, 2004)	120,000 shares	$20.30	$2,436,000	$286.72
Common stock, par value $0.01 per share, reserved for issuance under the 2004 Octel Corp. Non Employee Directors’ Plan	50,000 shares	$20.30	$1,015,000	$119.47
Common stock, par value $0.01 per share, reserved for issuance under the 2004 Octel Corp. Executive Co-Investment Plan	95,000 shares	$20.30	$1,928,500	$226.98
TOTAL:	968,000 shares	$ N/A	$19,650,400	$2,312.86

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	The aggregate offering price and the amount of the registration fee have been estimated in accordance with Rule 457(c) and (h) based upon the price of securities of the same class calculated using the average of the high and low prices reported in the consolidated reporting system as of October 19, 2004.

(3)	The registration fee is calculated according to Section 6(b) of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered to participants in each of the Octel Corp. Performance Related Stock Option Plan, Octel Corp. Company Share Option Plan, Octel Corp. Non-Employee Directors’ Stock Option Plan, Octel Corp. Savings Related Share Option Scheme, 2004 Octel Corp. Non Employee Directors’ Plan, or 2004 Octel Corp. Executive Co-Investment Plan (the “Plans”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and any of the other documents required to be delivered to employees pursuant to Rule 428(b), will be available without charge by contacting Corporate Secretary, Octel Corp., Bailey Lane, Manchester M90 4AA, United Kingdom, or the following telephone number: 011-44-161-498-8889.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Octel Corp. (the “Registrant”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

(b)	The Registrant’s Current Report on Form 8-K filed on October 26, 2004;

(c)	The Registrant’s Quarterly Report on Form 10-Q filed on November 9, 2004; and

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to limit or eliminate its directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any unlawful payment of dividends, stock purchases, or redemption of shares; or (iv) any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s certificate of incorporation, as amended, provides, as authorized by Section 102(b)(7) of the DGCL, that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages arising from a breach of fiduciary duty as a director. In addition, the Registrant’s certificate of incorporation, as amended, provides for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided that indemnification for an action or suit by or in the right of the corporation is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall otherwise determine.

Article Eighth of the Registrant’s certificate of incorporation, as amended, provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Registrant. The right to indemnification conferred by Article Eighth of the Registrant’s certificate of incorporation, as amended, shall include the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Article VIII, Section 1 of the by-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Article VIII, Section 2 of the by-laws of the Registrant provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under Article VIII of the by-laws of the Registrant shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Article VIII, Section 8 of the by-laws of the Registrant provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Article VIII of its by-laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index is located at page 7.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus fled with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manchester, England, on April 18, 2005.

Octel Corp.

By:	/s/ Andrew Hartley

Andrew Hartley

Title:	General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 18, 2005.

Signature	Title

/s/ Paul W. Jennings Paul W. Jennings	Acting President, Acting Chief Executive Officer and Director (Acting Principal Executive Officer)

/s/ Paul W. Jennings Paul W. Jennings	Chief Financial Officer (Principal Financial Officer)

/s/ Neale Perrins Neale Perrins	Controller (Principal Accounting Officer)

/s/ James Puckridge James Puckridge	Director

/s/ Benito Fiore Benito Fiore	Director

/s/ Robert Bew Robert Bew	Director

/s/ Martin Hale Martin Hale	Director

/s/ Charles Hale Charles Hale	Director

/s/ Samuel Haubold Samuel Haubold	Director

/s/ Hugh Aldous Hugh Aldous	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rules of the Octel Corp. Company Share Option Plan, as amended.

4.2	Rules of the Octel Corp. Savings Related Share Option Scheme, as amended.

4.3	Rules of the Octel Corp. Non-Employee Directors’ Stock Option Plan, incorporated by reference to Appendix F of the Registrant’s Proxy Statement on Schedule 14A filed on March 15, 2004 (File No. 001-13879).

4.4	Rules of the Octel Corp. Performance Related Stock Option Plan, incorporated by reference to Appendix D of the Registrant’s Proxy Statement on Schedule 14A filed on March 15, 2004 (File No. 001-13879).

4.5	Rules of the 2004 Octel Corp. Executive Co-Investment Stock Plan, incorporated by reference to Appendix C of the Registrant’s Proxy Statement on Schedule 14A filed on March 15, 2004 (File No. 001-13879).

4.6	Rules of the 2004 Octel Corp. Non Employee Directors’ Stock Plan, incorporated by reference to Appendix B of the Registrant’s Proxy Statement on Schedule 14A filed on March 15, 2004 (File No. 001-13879).

4.7	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s General Form for Registration of Securities on Form 10 (Amendment No. 1) filed on April 21, 1998 (File No. 001-13879).

4.8	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s General Form for Registration of Securities on Form 10 (Amendment No. 1) filed on April 21, 1998 (File No. 001-13879).

5.1	Opinion of counsel with respect to the legality of the securities being registered is not required as the shares being registered are not original issuance securities.

15.1	Letter of PricewaterhouseCoopers regarding unaudited interim financial information, incorporated by reference to the “Cautionary Statement Relative to Forward-Looking Statements” on Form 10-Q filed on November 9, 2004 (File No. 001-13879)

23.1	Consent of PricewaterhouseCoopers with respect to the financial statements of the Registrant for the fiscal year ended December 31, 2003.